CSW Industrials Reports Record Fiscal 2022 Fourth Quarter and Full Year Results

DALLAS, May 18, 2022 (GLOBE NEWSWIRE) - CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported results for the fiscal 2022 fourth quarter and full year periods ended March 31, 2022.

Fiscal 2022 Fourth Quarter Highlights (comparisons to fiscal 2021 fourth quarter)

•Total revenue increased 30% to $173.3 million, compared to $133.4 million
•Organic revenue increased $32.0 million, representing 80% of total revenue growth
•GAAP net income attributable to CSWI of $18.4 million, compared to $10.4 million or $14.6 million, as adjusted
•GAAP earnings per diluted share (EPS) of $1.17, compared to $0.66 or $0.93 as adjusted
•EBITDA growth of 17% to $37.2 million, compared to adjusted EBITDA of $31.8 million
•There were no adjustments to earnings in the fiscal 2022 fourth quarter

Fiscal 2022 Full Year Highlights (comparisons to fiscal 2021 full year)

•Total revenue increased 49% to $626.4 million, compared to $419.2 million
•Organic revenue increased $104.0 million, representing 50% of total revenue growth
•All segments reported organic growth
•Record HVAC/R end market sales of $334.7 million, a $159.1 million (91%) total increase; organic growth accounted for $55.9 million
•GAAP net income attributable to CSWI of $66.4 million, or $4.20 of EPS, compared to $40.1 million, or $2.65 of EPS
•Record adjusted EPS of $4.39, compared to $3.36
•EBITDA growth of 46% to $133.3 million, compared to adjusted EBITDA of $91.3 million
•Maintained balance sheet strength with leverage ratio, in accordance with our credit facility, of approximately 1.7x debt to EBITDA
•Invested $43.5 million in the Shoemaker acquisition and $15.7 million in organic capital expenditures, while returning cash to shareholders of $14.4 million through share repurchases and $9.5 million in dividends

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "Once again, in fiscal 2022 our commitment to treat our employees well, serve our customers well, and manage our supply chains effectively drove record results in growth and profitability. Our diversified business model, disciplined capital allocation, and commitment to operational excellence drove impressive operating leverage, despite unprecedented global disruption and turmoil. During a very challenging two-year period, the CSWI team demonstrated unparalleled professionalism and determination resulting in record revenues, EBITDA, and EPS. I could not be more proud of the way our team has courageously risen to the challenge and, by doing so, revealed the exceptional character of people that make up our organization."

Armes continued, "The investments that we have made in organic growth initiatives, acquisitions, and inventory continue to deliver attractive returns, and we are confident that CSWI is positioned well to deliver sustainable long-term growth and profitability in fiscal 2023 and beyond."

Fiscal 2022 Fourth Quarter Consolidated Results

Fiscal fourth quarter revenue was $173.3 million, a $39.9 million (29.9%) increase from the prior year period. Total revenue growth included $32.0 million of organic growth (80% of total revenue growth), with the remainder contributed by the Shoemaker acquisition ($7.9 million). In the current quarter, price actions contributed to revenue growth across all segments.

GAAP gross profit in the fiscal fourth quarter was $72.3 million, representing 31.7% growth from $54.9 million in the prior fiscal year. Higher gross profit resulted from the Shoemaker acquisition, as well as organic growth from increased sales volumes and pricing actions, partially offset by elevated cost of goods sold predominantly due to inflation in raw materials, freight, and transportation costs. Gross profit margin as a percentage of sales was 41.7%, compared to 41.2% in the prior year period. Excluding the purchase accounting effect, adjusted gross margin in the prior year period was 43.4%. The gross profit margin decrease resulted from inflation in cost of goods sold, which outpaced revenue growth.

GAAP operating expenses were $43.4 million in the current year period, compared to $37.1 million in the prior year period, or $34.7 million adjusted for the $2.4 million in expenses related to the TRUaire acquisition and Whitmore JV formation ("transaction expenses"). Operating expenses increased in the current period, primarily due to the inclusion of Shoemaker's operations, and higher sales commissions, marketing, equity compensation, and travel expenses. Operating expenses as a percent of revenue were 25.0% in the current period, compared to the prior year period of 27.8%, or 26.0% adjusted for the transaction expenses, as strong sales growth outpaced the increased operating expenses.

GAAP operating income in the current period was $28.9 million, compared to $17.9 million in the prior year period, or $23.2 million adjusted for the previously mentioned purchase accounting effect and the transaction expenses. GAAP operating income as a percent of revenue was 16.7% in fiscal 2022 fourth quarter, compared to 13.4% in the prior year period, or 17.4% adjusted for the purchase accounting effect and the transaction expenses. The previously discussed decline in gross profit margin more than offset the improvement in operating expense margin, resulting in a reduction in operating income margin.

In the current year period, GAAP net income attributable to CSWI (net of non-controlling interest in the joint venture) was $18.4 million, or $1.17 of EPS. In the prior year period, GAAP net income was $10.4 million, or $0.66 of EPS, and when adjusted to exclude the purchase accounting effect and the transaction expenses, was $14.6 million, or $0.93 of EPS.

Fiscal 2022 fourth quarter EBITDA increased 16.8% to $37.2 million from adjusted EBITDA of $31.8 million in the prior year period. In the current and prior year period, EBITDA and adjusted EBITDA as percent of revenue were 21.5% and 23.9%, respectively.
Following quarter end, the Company declared a 13% increase in its quarterly cash dividend, to $0.17 per share. This dividend, which was paid on May 13, 2022, to shareholders of record on April 29, 2022, was the thirteenth consecutive quarterly regular cash dividend.

On a GAAP basis, the Company’s effective tax rate for the fiscal fourth quarter was 32.9%, which differed from the statutory rate primarily due to state tax expense, net of federal benefit, and nondeductible executive compensation.

Fiscal 2022 Fourth Quarter Segment Results

Contractor Solutions segment revenue was $120.4 million, a $32.6 million (37.1%) increase from the prior year period, comprised of inorganic growth from Shoemaker ($7.9 million), and organic growth of $24.7 million (75.8% of total revenue growth) due to higher sales volumes and pricing initiatives that started in the fiscal 2021 fourth quarter, continued, and increased through the current period. GAAP segment operating income improved to $28.5 million, compared to $18.5 million in the prior year period, or $22.4 million adjusted for the TRUaire purchase accounting effect and transaction expenses. Strong revenue growth was partially offset by increased material and freight costs, the inclusion of Shoemaker's operations, and higher sales commissions due to increased sales. Segment operating income margin in the fiscal fourth quarter was 23.7%, compared to 21.1% in the prior year period, or 25.5% adjusted for the TRUaire purchase accounting effect and transaction expenses. The decrease in segment adjusted operating income margin resulted from the increase in operating expenses discussed above, which outpaced revenue growth. Segment EBITDA in the fiscal fourth quarter was $34.9 million, or 28.9% of revenue, compared to segment adjusted EBITDA of $28.8 million, or 32.8% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $23.9 million, compared to $24.1 million in the prior year period, as demand softness in mixed-use construction outpaced strength in other categories of the architecturally-specified building products end market. GAAP segment operating income was $1.7 million, or 7.2% of revenue, compared to the prior year period of $2.3 million, or 9.5% of revenue, due to a shift in sales to lower margin projects. Segment EBITDA and EBITDA margin were $2.2 million and 9.1% in the fiscal fourth quarter, compared to $2.6 million and 10.8% in the prior year period.

Specialized Reliability Solutions segment revenue was $30.8 million, a $9.3 million (43.2%) increase from the prior year period, due to sales volume growth into energy, general industrial, and rail end markets, and the positive impact from multiple pricing initiatives this fiscal year, modestly offset by a decline in mining sales. GAAP segment operating income improved to $3.7 million, compared to $0.5 million in the prior year period, or $2.1 million excluding the Whitmore JV formation expenses. Strong organic revenue growth was partially offset by increased material expenses that outpaced implemented price increases, as well as additional commission and travel expenses associated with sales growth. Segment operating income margin in the fiscal fourth quarter improved to 12.1%, compared to the prior year period of 2.4%, or 9.6% as adjusted, as leverage on sales growth more than offset rising material costs. Segment adjusted EBITDA and adjusted EBITDA margin improved to $5.3 million and 17.2% in the fiscal fourth quarter, compared to $3.5 million and 16.5% in the prior year period.

Fiscal Full Year 2022 Consolidated Results

In the current year, consolidated revenue was $626.4 million, representing 49.4% growth from $419.2 million in the prior year, with all segments reporting organic growth. Of the $207.2 million total growth, $104.0 million (50.0% of total revenue growth) resulted from organic growth attributable to increased sales volumes and implemented pricing initiatives, with the remainder ($103.2 million) contributed by the TRUaire and Shoemaker acquisitions.

GAAP consolidated gross profit in the current year was $256.0 million, representing $71.4 million (38.7%) growth from $184.5 million in the prior year, with the incremental profit resulting predominantly from the TRUaire and Shoemaker acquisitions, pricing initiatives, and increased organic sales volumes. Gross profit margin as a percentage of sales was 40.9%, compared to 44.0% in the prior year. Adjusted to exclude the final $3.9 million purchase accounting effect reported in fiscal 2022 first quarter, current year gross profit and gross profit margin were $259.9 million and 41.5%, respectively. In the prior fiscal year, adjusted for the purchase accounting effect ($3.0 million) gross profit and gross profit margin were $187.5 million and 44.7%, respectively. The decline in adjusted gross profit margin was primarily due to the inclusion of TRUaire and Shoemaker's operations, material and freight cost increases outpacing implemented pricing initiatives, and $1.7 million of under-absorption costs resulting from reduced production levels and incremental compensation expenses incurred at the TRUaire Vietnam facility in the fiscal second quarter to maintain TRUaire Vietnam's operations in accordance with COVID-19 restrictions ("TRUaire Vietnam COVID COGS Impact").

GAAP operating expenses in the current year were $158.6 million, compared to the prior year of $125.3 million, or $115.0 million adjusted for the aforementioned transaction expenses. The increased operating expenses were mainly due to the incremental expenses related to inclusion of TRUaire, Shoemaker, and the Whitmore JV in the current year; depreciation and amortization for the enterprise resource planning system; and, expenses related to normal business operations, such as equity compensation, travel, and sales commissions. In the current fiscal year, operating expenses also included $0.7 million of Shoemaker transaction expenses; no adjustments were made in the current year. Operating expenses as a percent of revenue improved to 25.3% in the current year, compared to the prior year of 29.9%, or 27.4% adjusted for the transaction expenses, as leverage on incremental sales was realized.

In the current year, GAAP operating income was $97.4 million, or $101.3 million adjusted for the aforementioned purchase accounting effect. In the prior year, GAAP operating income was $59.2 million, or $72.5 million adjusted for the transaction expenses and purchase accounting effect. The adjusted operating income growth resulted from the aforementioned increased gross profit, partially offset by the increase in operating expenses. GAAP operating income margin in the current year was 15.5%, or 16.2% as adjusted, compared to the prior year of 14.1%, or 17.3% as adjusted. The comparative period adjusted margin decrease resulted from the previously discussed decrease in adjusted gross profit margin that was only partially offset by the improved operating expense margin.

In the current year, reported net income attributable to CSWI was $66.4 million, or $4.20 per diluted share, and when adjusted to exclude the purchase accounting effect was $69.3 million, or $4.39 of EPS. In the prior year, reported net income attributable to CSWI was $40.1 million, or $2.65 of EPS, and when adjusted to exclude the transaction expenses was $50.8 million, or $3.36 of EPS. The fiscal 2022 EPS figures are without any adjustment for the negative impact of the sum of the previously discussed TRUaire Vietnam COGS Impact and the Shoemaker transaction expenses, which reduced current year EPS by approximately $0.11.

Fiscal 2022 adjusted EBITDA increased 46% to $133.3 million from $91.3 million in the prior year. Adjusted EBITDA as percent of revenue was 21.3% and 21.8%, in the current and prior years, respectively, as the decline in gross margin was more than offset by the improvement in operating expense margin.

Net cash provided by operating activities for the fiscal 2022 year was $69.1 million, compared to $66.3 million in the prior year, with the increase due to improved profitability and accounts payable management, partially offset by cash used in incremental inventory purchases ($49.4 million) and higher accounts receivable associated with sales growth ($26.7 million).

In line with the stated capital allocation strategy, during fiscal 2022, the Company invested in organic capital expenditures, acquisitions, dividends and share repurchases. Organic capital expenditures during the current and prior fiscal years were $15.7 million and $8.8 million, respectively. Organic capital expenditures have been focused on enterprise resource planning systems, new product introductions, capacity expansion, continuous improvement and automation. On December 15, 2021, CSWI acquired 100% of the outstanding equity of Shoemaker Manufacturing for an aggregate purchase price of $37.3 million, net of cash acquired. The acquisition was funded through a combination of cash on hand and borrowings under our Revolving Credit Facility. Repurchases of shares under our share repurchase programs during the current and prior fiscal years were $14.4 million (126,115 shares) and $7.3 million (115,151 shares), respectively. Subsequent to the end of the fiscal year, the Company invested an additional $6.7 million and repurchased 62,027 shares. Dividend payments of $9.5 million and $8.1 million were paid during the current and prior fiscal years, respectively.

As of March 31, 2022, $243.0 million was outstanding on the $400.0 million Revolving Credit Facility, which resulted in a borrowing capacity of $157.0 million. As of fiscal year end, CSWI reported a leverage ratio, in accordance with our credit facility, of approximately 1.7x debt to EBITDA.

The Company’s effective tax rate for the current year was 26.4% on a GAAP basis, which exceeded the Company’s previous expectation of 25.0% primarily due to an increase in state tax expense, net of federal benefit, and nondeductible executive compensation.

Fiscal 2022 Full Year Segment Results

Contractor Solutions segment revenue was $416.5 million, a $171.0 million (69.6%) increase from the prior year, with inorganic growth from TRUaire and Shoemaker of $103.2 million, organic growth of $67.8 million (39.5% of total revenue growth) due to increased sales volumes in the HVAC/R, plumbing, and architecturally specified building products end markets and pricing initiatives, modestly offset by a decline in the general industrial end market. GAAP segment operating income was $96.1 million, or $100.0 million adjusted to exclude the previously mentioned purchase price accounting effect. In the prior year, GAAP segment operating income was $59.0 million, or $69.7 million adjusted for the TRUaire transaction expenses and purchase accounting effect. During the current year, adjusted segment operating income was primarily impacted by inflation in material and freight costs, the TRUaire Vietnam COVID COGS Impact discussed above, as well as increased sales commissions, headcount, travel, depreciation and optimization expenses related to enterprise resource planning systems.

Segment operating income margin in the current year was 23.1% (24.0% adjusted), compared to the prior year of 24.0% (28.4% adjusted), as the increased expenses discussed above outpaced revenue growth. Segment adjusted EBITDA in the current year was $123.9 million, or 29.7% of revenue, compared to $81.4 million, or 33.2% of revenue in the prior year.

Engineered Building Solutions segment revenue was $97.3 million, a $1.6 million increase from the prior year, primarily due to enhanced marketing efforts promoting existing and newly developed products, market share gains due to competitive lead times in the marketplace, and improved specification levels, partially offset by demand softness in mixed-use construction. GAAP segment operating income was $11.1 million, a decrease compared to the prior year of $14.1 million, due to a shift in sales to lower margin projects, and an investment in future growth with additional sales team members. Segment operating income margin in the current year was 11.4%, compared to the prior year of 14.7% due to the additional expenses and lower margin projects. Segment EBITDA and EBITDA margin in the current year were $13.1 million and 13.4%, compared to $14.9 million and 15.6% in the prior year. There were no adjustments in either year.

Specialized Reliability Solutions segment revenue improved to $116.0 million, a $37.7 million (48.1%) increase from the prior year of $78.4 million, all of which was organic, driven by demand recovery in all end markets served, the inclusion of the Whitmore JV, and the impact from multiple pricing initiatives this fiscal year. In the current year, GAAP segment operating income improved to $9.0 million, compared to the prior year of $0.6 million or $3.2 million adjusted for the Whitmore JV formation expenses. Improved segment operating income resulted from organic revenue growth that outpaced the growth in expenses, primarily in materials, sales commissions, and travel. GAAP segment operating income margin in the current year improved to 7.8%, compared to the prior year of 0.7% or 4.1% adjusted. Segment adjusted EBITDA and adjusted EBITDA margin improved to $15.1 million and 13.0% in the fiscal year, compared to $8.9 million and 11.4% in the prior year. There were no adjustments in the current year.

Note on Inventories

During the fourth quarter of fiscal 2022, the company voluntarily changed its method of accounting for certain domestic inventory previously valued by the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. This accounting change has been retrospectively applied to all periods presented in the financial tables of this press release.

All percentages are calculated based upon the attached financial statements and reconciliations of non-GAAP financial measures.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question-and-answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until, Wednesday, June 1, 2022. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13729389. The call will also be available for replay via webcast link on the Investors portion of the CSWI website www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted diluted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, and adjusted operating income, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation and amortization, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Engineered Building Solutions, and Specialized Reliability Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, general industrial, architecturally-specified building products, energy, mining, and rail. For more information, please visit www.cswindustrials.com.

Investor Relations

Adrianne D. Griffin
Vice President, Investor Relations, & Treasurer
214-489-7113
adrianne.griffin@cswi.com

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share amounts)	Three Months Ended March 31, (Unaudited)		Year Ended March 31,
	2022	2021*	2022	2021*
Revenues, net	$173,299	$133,369	$626,435	$419,205
Cost of revenues	(100,957)	(78,430)	(370,473)	(234,655)
Gross profit	72,342	54,939	255,962	184,550
Selling, general and administrative expenses	(43,405)	(37,054)	(158,582)	(125,330)
Operating income	28,937	17,885	97,380	59,220
Interest expense, net	(1,298)	(1,312)	(5,449)	(2,383)
Other expense, net	(34)	(4,710)	(466)	(5,969)
Income before income taxes	27,605	11,863	91,465	50,868
Provision for income taxes	(9,080)	(1,507)	(24,146)	(10,769)
Net income	18,525	10,356	67,319	40,099
Income attributable to redeemable noncontrolling interest	(79)	—	(934)	—
Net income attributable to CSW Industrials, Inc.	$18,446	$10,356	$66,385	$40,099

Net income per share attributable to CSW Industrials, Inc.
Basic	$1.17	$0.66	$4.21	$2.67
Diluted	1.17	0.66	4.20	2.65

Weighted average number of shares outstanding:
Basic	15,766	15,653	15,755	15,015
Diluted	15,800	15,772	15,807	15,126

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

CSW INDUSTRIALS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,
(Amounts in thousands, except per share amounts)	2022	2021*
ASSETS
Current assets:
Cash and cash equivalents	$16,619	$10,088
Accounts receivable, net	122,804	96,695
Inventories, net	150,114	102,651
Prepaid expenses and other current assets	10,610	9,684
Total current assets	300,147	219,118
Property, plant and equipment, net	87,032	82,554
Goodwill	224,658	218,795
Intangible assets, net	300,837	283,060
Other assets	82,686	75,995
Total assets	$995,360	$879,522

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$47,836	$32,444
Accrued and other current liabilities	69,005	49,743
Current portion of long-term debt	561	561
Total current liabilities	117,402	82,748
Long-term debt	252,214	241,776
Retirement benefits payable	1,027	1,695
Other long-term liabilities	140,306	137,853
Total liabilities	510,949	464,072
Commitments and contingencies (Note 18)
Redeemable noncontrolling interest	15,325	—
Equity:
Common shares, $0.01 par value	162	161
Additional paid-in capital	112,924	104,690
Treasury shares, at cost (576 and 511 shares, respectively)	(46,448)	(34,075)
Retained earnings	407,522	350,670
Accumulated other comprehensive loss	(5,074)	(5,996)
Total equity	469,086	415,450
Total liabilities and equity	$995,360	$879,522
*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
(Amounts in thousands)	2022	2021*
Cash flows from operating activities:
Net income	$67,319	$40,099
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,572	9,194
Amortization of intangible and other assets	25,314	13,843
Provision for inventory reserves	1,553	1,558
Provision for doubtful accounts	1,498	696
Share-based and other executive compensation	8,450	5,086
Net gain on disposals of property, plant and equipment	(85)	(23)
Net pension benefit	31	163
Net deferred taxes	(3,261)	(1,798)
Changes in operating assets and liabilities:
Accounts receivable	(26,729)	(7,219)
Inventories	(49,403)	(3,377)
Prepaid expenses and other current assets	3,479	(4,246)
Other assets	626	(1,532)
Accounts payable and other current liabilities	27,983	13,856
Retirement benefits payable and other liabilities	742	(46)
Net cash provided by operating activities	69,089	66,254
Cash flows from investing activities:
Capital expenditures	(15,653)	(8,833)
Proceeds from sale of assets held for investment	—	6,152
Proceeds from sale of assets	139	30
Cash paid for acquisitions	(35,942)	(287,238)
Net cash used in investing activities	(51,456)	(289,889)
Cash flows from financing activities:
Borrowings on lines of credit	94,000	255,000
Repayments of lines of credit	(83,561)	(23,561)
Payments of deferred loan costs	(2,328)	(148)
Purchase of treasury shares	(19,311)	(10,489)
Proceeds from stock option activity	1,327	1,330
Proceeds from acquisition of redeemable noncontrolling interest shareholder	6,293	—
Dividends paid to shareholders	(9,459)	(8,083)
Net cash (used in) provided by financing activities	(13,039)	214,049
Effect of exchange rate changes on cash and equivalents	1,937	1,336
Net change in cash and cash equivalents	6,531	(8,250)
Cash and cash equivalents, beginning of period	10,088	18,338
Cash and cash equivalents, end of period	$16,619	$10,088
Supplemental non-cash disclosure:

Cash paid during the year for interest	$4,955	$1,875
Cash paid during the year for income taxes	20,485	14,021
*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, and adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income and net income attributable to CSWI, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED NET INCOME ATTRIBUTABLE TO CSWI
(Unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands, except share data)	2022	2021*	2022	2021*

GAAP Net income attributable to CSWI	$18,446	$10,356	$66,385	$40,099

Adjusting items, net of tax:
Transaction costs and other professional fees	—	2,331	—	8,830
Purchase accounting effect	—	2,237	2,959	2,237
Reversal of indemnification receivable	—	(351)	—	(351)
Adjusted Net Income attributable to CSWI	$18,446	$14,573	$69,344	$50,815

GAAP Net Income attributable to CSW Industrials, Inc. per diluted common share	$1.17	$0.66	$4.20	$2.65

Adjusting items, per diluted common share:
Transaction costs and other professional fees	—	0.15	—	0.58
Purchase accounting effect	—	0.14	0.19	0.15
Reversal of indemnification receivable	—	(0.02)	—	(0.02)
Adjusted Net Income attributable to CSW Industrials, Inc. per diluted common share	$1.17	$0.93	$4.39	$3.36
*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2022	2021*	2022	2021*
GAAP Net Income attributable to CSWI	$18,446	$10,356	$66,385	$40,099
Plus: Income attributable to redeemable noncontrolling interest	79	—	934	—
GAAP Net Income	$18,525	$10,356	$67,319	$40,099

Adjusting Items:
Interest Expense	1,298	1,312	5,449	2,383
Income Tax Expense	9,080	1,507	24,146	10,769
Depreciation & Amortization	8,289	11,257	36,408	22,718
EBITDA	$37,191	$24,433	$133,323	$75,969

Adjusting Items:
Transaction Expenses	—	2,400	—	10,360
Reversal of Indemnification Receivable	—	5,000	—	5,000
Adjusted EBITDA	$37,191	$31,833	$133,323	$91,329
Adj. EBITDA % Revenue	21.5%	23.9%	21.3%	21.8%
*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME AND TO ADJUSTED SEGMENT EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended March 31, 2022
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$120,439	$23,907	$30,753	$(1,801)	$173,299

GAAP Operating Income	$28,526	$1,713	$3,717	$(5,020)	$28,937
Operating Income	$28,526	$1,713	$3,717	$(5,020)	$28,937
Operating Income % Revenue	23.7%	7.2%	12.1%		16.7%
Adjusting Items:
Other Income (Expense)	44	(41)	104	(142)	(34)
Depreciation & Amortization	6,292	498	1,453	45	8,289
EBITDA	$34,863	$2,170	$5,274	$(5,116)	$37,191
EBITDA % Revenue	28.9%	9.1%	17.2%		21.5%

(Amounts in thousands)	Three Months Ended March 31, 2021*
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$87,833	$24,123	$21,478	$(64)	$133,369

GAAP Operating Income	$18,549	$2,303	$509	$(3,476)	$17,886
Adjusting Items:
Transaction costs & other professional fees	844	—	1,556	—	2,400
Purchase Accounting Effect	2,963	—	—	—	2,963
Adjusted Operating Income	$22,356	$2,303	$2,065	$(3,476)	$23,249
Adj. Operating Income % Revenue	25.5%	9.5%	9.6%		17.4%
Adjusting Items:
Other Income (Expense)	(4,784)	(195)	38	230	(4,710)
Depreciation & Amortization	9,171	503	1,442	141	11,257
Purchase Accounting Effect	(2,963)	—	—	—	(2,963)
Reversal of Indemnification Receivable	5,000	—	—	—	5,000
Adjusted EBITDA	$28,781	$2,611	$3,545	$(3,104)	$31,833
Adj. EBITDA % Revenue	32.8%	10.8%	16.5%		23.9%

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME AND TO ADJUSTED SEGMENT EBITDA
(Unaudited)

(Amounts in thousands)	Fiscal Year Ended March 31, 2022
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$416,487	$97,297	$116,042	$(3,390)	$626,435

GAAP Operating Income	$96,115	$11,101	$9,007	$(18,843)	$97,380
Adjusting Items:
Purchase Accounting Effect	3,919	—	—	—	3,919
Adjusted Operating Income	$100,034	$11,101	$9,007	$(18,843)	$101,299
Adj. Operating Income % Revenue	24.0%	11.4%	7.8%		16.2%
Adjusting Items:
Other Income (Expense)	(130)	(107)	32	(261)	(466)
Depreciation & Amortization	27,879	2,063	6,016	450	36,408
Purchase Accounting Effect	(3,919)	—	—	—	(3,919)
Adjusted EBITDA	$123,864	$13,058	$15,055	$(18,655)	$133,323
Adj. EBITDA % Revenue	29.7%	13.4%	13.0%		21.3%

(Amounts in thousands)	Fiscal Year Ended March 31, 2021*
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$245,528	$95,672	$78,365	$(360)	$419,205

GAAP Operating Income	$59,007	$14,066	$581	$(14,434)	$59,220
Adjusting Items:
Transaction costs & other professional fees	7,763	—	2,597	—	10,360
Purchase Accounting Effect	2,963	—	—	—	2,963
Adjusted Operating Income	$69,733	$14,066	$3,178	$(14,434)	$72,543
Adj. Operating Income % Revenue	28.4%	14.7%	4.1%		17.3%
Adjusting Items:
Other Income (Expense)	(4,737)	(1,145)	(22)	(66)	(5,969)
Depreciation & Amortization	14,415	2,014	5,744	545	22,718
Purchase Accounting Effect	(2,963)	—	—	—	(2,963)
Reversal of Indemnification Receivable	5,000	—	—	—	5,000
Adjusted EBITDA	$81,448	$14,935	$8,900	$(13,954)	$91,329
Adj. EBITDA % Revenue	33.2%	15.6%	11.4%		21.8%

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K. Reconciliation tables are provided below.

CSW INDUSTRIALS, INC.
LIFO ACCOUNTING CHANGE

During the fourth quarter of fiscal 2022, the Company voluntarily changed its method of accounting for certain domestic inventory previously valued by the LIFO method to the FIFO method. The effects of the change in accounting principle from LIFO to FIFO have been retrospectively applied to all periods presented in the table below. For additional details, see our Form 10K for fiscal 2022.

The impact of this accounting change for fiscal 2022 caused a $0.14 increase in diluted earnings per share.

	Three Months Ended
(in thousands, except for per share amounts)	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022
Consolidated Statement of Operations
Cost of sales	$92,240	$92,333	$84,943	$100,957
Income before income taxes	27,193	24,529	12,139	27,605
Income tax expense	6,507	6,170	2,389	9,080
Net income	20,686	18,359	9,750	18,525
Income attributable to redeemable noncontrolling interest	(224)	(188)	(444)	(79)
Net income attributable to CSW Industrials, Inc.	20,462	18,171	9,306	18,446

Earnings per share attributable to CSW Industrials, Inc.
Basic	$1.30	$1.15	$0.59	$1.17
Diluted	1.30	1.15	0.59	1.17

	Three Months Ended
(in thousands, except for per share amounts)	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Consolidated Statement of Operations
Cost of sales	$48,355	$56,629	$51,240	$78,430
Income before income taxes	15,484	21,111	2,410	11,864
Income tax expense	3,633	5,078	550	1,507
Net income	11,852	16,033	1,859	10,356
Net income attributable to CSW Industrials, Inc.	11,852	16,033	1,859	10,356

Earnings per share attributable to CSW Industrials, Inc.
Basic	$0.81	$1.09	$0.12	$0.66
Diluted	0.80	1.08	0.12	0.66